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                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Nucentrix Broadband Networks, Inc.:

We consent to incorporation by reference in the registration statements previously filed on Form S-8 (Nos. 333-79913 and 333-47550) of Nucentrix Broadband Networks, Inc. of our report dated February 21, 2003, relating to the consolidated balance sheet of Nucentrix Broadband Networks, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2002, and the related financial statement schedule, which report appears in the annual report on Form 10-K of Nucentrix Broadband Networks, Inc. for the year ended December 31, 2002.

Our report contains an explanatory paragraph that the Company's recurring losses from operations and the resulting dependence upon access to additional financing and the Company's current negative capital working position raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and the financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.


/S/ KBA Group LLP

KBA GROUP LLP

Dallas, Texas
March 25, 2003